Exhibit 99.1

Clean Energy Special Situations Corp. Announces Signing of Non-Binding Letter of Intent for a Business Combination with a Leading B2B iGaming Technology Platform Company

New York, New York, June 07, 2024 (GLOBE NEWSWIRE) -- Clean Energy Special Situations Corp., a publicly traded special purpose acquisition company (SPAC) (the “Company”), today announced the signing of a non-binding letter-of-intent (“LOI”) for a business combination with a leading high growth iGaming technology platform (the “Target”).

The Target is a leader in providing B2B iGaming technology platforms and solutions to global gaming operators (B2C) and is seeking to grow organically and via acquisitions as more countries regulate various forms of iGaming. The Target’s technology platforms include digital solutions for global iGaming operators offering sportsbook, casino games, poker, lottery products and fantasy offerings. The Target recorded unaudited 2023 revenues of greater than 70 million euros and is expecting significant growth in 2024 and 2025.

The Target has no B2C gaming or wagering activities itself and focuses on providing compelling technology solutions to B2C iGaming operators globally. The Company believes it can add significant value to the Target’s global growth ambitions organically and via an M&A strategy.

Under the terms of the LOI, the Company and the Target would be become a combined entity, with the Target’s existing equity holders rolling 100% of their equity into the combined public company. The Company expects to announce additional details regarding the proposed business combination when a definitive merger agreement is executed, which is expected by early Q3 2024.

Completion of a business combination with the Target is subject to, among other matters, the completion of due diligence, the negotiation of a definitive agreement providing for the transaction, satisfaction of the conditions negotiated therein and approval of the transaction by the board and stockholders of both the Company and the Target. There can be no assurance that a definitive agreement will be entered into or that the proposed transaction will be consummated on the terms or timeframe currently contemplated, or at all.

About Clean Energy Special Situations Corp.

Clean Energy Special Situations Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target”, “may”, “intend”, “predict”, “should”, “would”, “predict”, “potential”, “seem”, “future”, “outlook” or other similar expressions (or negative versions of such words or expressions) that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

Contact Information:

Raghunath Kilambi

Chief Executive Officer

rkilambi@kirarv.com